Exhibit 10.1

September 28, 2023

Attn: Gope S. Kundnani

Alchemy Markets DMCC (UAE), 100%, Alchemy UAE

Alchemy Prime Ltd. (UK), 100%, Alchemy UK

Alchemy Markets Ltd. (Malta), 49.90%, Alchemy Malta

Unit 1, 74 Back Church Lane, E1 1LX,

London, UK

RE: Binding Letter of Intent for Merger

This Binding Letter of Intent (“LOI”) is entered into by and between FDCTech (OTCQB: FDCT, “FDCT”) and Gope S. Kundnani, who owns 100% of Alchemy Markets DMCC (Alchemy UAE), 100% of Alchemy Prime Ltd. (Alchemy UK), and 49.90% of Alchemy Markets Ltd. (Alchemy, Malta), collectively referred as Alchemy.

This LOI outlines the general terms and conditions by which Alchemy is willing to merge (the “Merger”) with or into FDCTech, Inc., a Delaware corporation (“FDCT”).

1.	Definitive Agreement:

Subject to the terms and provisions of this LOI, the parties agree to negotiate in good faith toward the execution of definitive transaction agreements, including, without limitation, Employment Agreements for all appropriate parties and a merger agreement (the “Merger Agreement”) setting forth the terms and conditions of the transactions contemplated by this LOI (collectively, the “Definitive Agreements”). In addition to the terms outlined in this LOI, the Definitive Agreements will contain such additional representations, warranties, covenants, conditions, and terms as are customary of transactions of the type contemplated by this LOI and are consistent with the terms of this LOI.

2.	Pre-Merger Conditions: FDCT shall file Schedule 14C to update shareholders with information about the following corporate actions:

a)	Reverse split FDCT common stock in a 1-for-10 reverse split, ten (10) shares of stock would be exchanged for one (1) share, “Reverse Split or Stock Consolidation.”

b)	Approve and accept the Certificate of Amendment to be filed with the Delaware Secretary of State, according to the authority invested in the Board of Directors by the Certificate of Incorporation to authorize 10,000,000 shares of Series B Preferred Stock at $0.0001 par value per share (the “Series B Preferred Stock”).

c)	The Certificate of Amendment will designate Series B Preferred Stock converted into common stock in a 100-for-1 conversion; the holder of Series B Preferred Stock can convert one (1) share of Series B Stock to one hundred (100) common stock.

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d)	Alchemy shall provide PCOAB audited financial statements for the last two fiscal years of Alchemy Markets DMCC and a review of the interim or stub period for the recent quarter. Alchemy shall furnish such financial reports within 71 calendar days of the definitive agreement.

3.	Amendment and Restatement of Governing Documents:

Effective as of the date of the Merger, subject to shareholder approval, FDCT will amend and restate its Articles of Incorporation (i) to include provisions similar to those found in articles of incorporation customarily used by public companies, (ii) to Reverse Split as defined in 2(a) (the “Share Consolidation”), and (iii) to the “Name Change” as defined in 2(b), (iii) to create and designate a new Series B Preferred Stock as defined in 2(c) and 2 (d).

Effective as of the date of the Merger, subject to shareholder approval, FDCT will amend and restate its Bylaws to include provisions similar to those found in bylaws customarily used by public companies (the “Amended and Restated Bylaws”).

4.	Merger:

Subject to the conditions stated herein,

(i)	FDCT will issue 1,700,000 shares of its Series B Preferred stock, or such other number of shares that the parties agree upon, to Gope S. Kundnani or his assignees to acquire:

a)	one hundred percent (100.00%) equity stake in Alchemy UAE, on a fully diluted basis,
b)	one hundred percent (100.00%) equity stake in Alchemy UK, on a fully diluted basis,
c)	forty-nine point nine percent (49.90%) equity stake in Alchemy Malta, on a fully diluted basis,

(ii)	Alchemy will merge with and into FDCT, and

(iii)	FDCT shall issue 100,000 shares of Series B Preferred Stock to each of its current officers, Mitchell M. Eaglstein (CEO, Director), Imran Firoz (CFO, Director), and Alchemy’s key employees. FDCT shall issue 10,000 Series B Preferred Stock to William B. Barnett, Esq.

Whatever number of shares the parties agree upon, the number issued shall be in the same proportionate amount listed above. The Merger contemplated by this LOI will be collectively called the “Merger.”

5.	Proforma Shares: The proforma shares are based on post-reverse Split or Share Consolidation as defined in 2(a).

a)	Common Stock:

Name and Address (1)	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein, CEO, Director (2)	Common	3,076,811	1.32%
Imran Firoz, CFO, Director (3)	Common	2,431,000	1.04%
Brian Platt, CTO	Common	100,000	0.04%
Jonathan Baumgart, Director	Common	64,500	0.03%
Gope S. Kundnani, Director (4)	Common	15,000,000	6.43%
FRH Group Corporation (5)	Common	3,360,000	1.44%
Non-affiliate shareholders	Common	9,326,162	4.00%
Gope S. Kundnani, Series B Preferred Conversion (6)	Common	170,000,000	72.85%
Officers, Series B Preferred Conversion (7)	Common	30,000,000	12.86%
Total		233,358,473	100.00%
Officers and Directors as a group (5 persons) (8)	Common	210,672,311	90.28%

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b)	Series A Preferred Stock:

Name and Address (1)	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein (2)	Preferred	1,500,000	37.50%
Gope S. Kundnani (4)	Preferred	1,500,000	37.50%
FRH Group Corporation (5)	Preferred	1,000,000	25.00%
Total		4,000,000	100.00%

Series A Preferred Voting Stock as % of outstanding, 50-for-1		200,000,000	8.57%

c)	Voting Stock (Common + Series A):

	Title of	Number of Voting	Percent of
Name and Address(1)	Class	Shares	Class
Mitch Eaglstein (2)	Voting	88,076,811	20.32%
Gope S. Kundnani (4)	Voting	260,000,000	60.00%
Felix R. Hong (5)	Voting	53,360,000	12.31%
Others	Voting	31,921,662	7.37%
		433,358,473	100.00%

(1) 200 Spectrum Drive, Suite 300, Irvine, CA, 92618.

(2) Mitchell Eaglstein, Co-Founder, CEO, Director.

(3) Imran Firoz, Co-Founder, CFO, Director.

(4) Gope S. Kundnani, Director, owns shares personally and through Alchemy Prime Limited.

(5) Felix R. Hong owns one hundred percent of FRH Group Corporation.

(6) 1,500,000 Series B converted to common stock as defined in 2 (d).

(7) 200,000 Series B converted to common stock, owned by Mitchell Eaglstein and Imran Firoz as defined in 2 (d).

(8) Mitchell Eaglstein, Imran Firoz, Brian Platt, Jonathan Baumgart, and Gope S. Kundnani.

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6.	Stock Plan:

Effective as of the date of the Merger, subject to shareholder approval, FDCT will adopt a 2023 Stock Option Plan (the “2023 Stock Plan”) under which FDCT shall reserve 20% of the issued and outstanding shares of its common stock shall be reserved for grants to employees, board members, and consultants.

7.	Board of Directors:

Effective on the date of execution of the Merger Agreement, the Board of Directors of FDCT will vote to increase the size of the Board to seven members and will name Gope S. Kundnani as the Chairman and Director.

To list FDCT on a senior exchange, the Board will authorize the creation of an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and other committees as determined by the Board. Effective as of the date of the Merger, the members of the Board of Directors of FDCT will consist of the following individuals (the “Post-Merger Board” ):

Gope S. Kundnani, Executive Chairman, Affiliate of FDCT

Mitchell M. Eaglstein, CEO, Executive Director

Imran Firoz, CFO, Executive Director

Jonathan Baumgart, Non-Executive Director

Independent Director to be determined

8.	Shareholders’ Approval:

The Merger will require obtaining the approval of the shareholders of FDCT for the following items: (i) the Amended and Restated Articles of Incorporation, including the Share Increase and the Name Change; (ii) the Amended and Restated Bylaws; (iii) the 2023 Stock Plan; and (iv) the Post-Merger Board.

9.	Conditions:

The Merger is subject to and conditioned on the following:

a.	Negotiation and execution of the Definitive Agreement;

b.	The approval of the shareholders of FDCT to the following items: (i) the Amended and Restated Articles of Incorporation, including the Share Increase and the Name Change, (ii) the Amended and Restated Bylaws, (iii) the 2023 Stock Plan, and (iv) the Post-Merger Board;

c.	Upon closing, FDCTech will change its name to Alchemy Fintech Holdings and change its Ticker Symbol to reflect the new name – ACMY or ALCM (available);

d.	The purchase of directors’ and officers’ insurance by FDCT in amounts acceptable to all parties hereto;

e.	FDCT and Alchemy to be valued at $35 million and $350 million, or in its discretion, FDCT may obtain an opinion from a qualified financial adviser as to the fairness of the Merger and related transactions from a financial point of view;

f.	FDCT obtaining at least a $21 million debt facility directly qualified financial institution for the combined entity, which has a proforma $30,000,000 cash on hand, over $12,000,000 EBIT, and three-year CAGR of 100% and

g.	Each party’s completion and satisfaction with the result of its due diligence investigations are within the sole discretion of such party to determine whether the results of the due diligence investigations are satisfactory.

h.	Transaction is subject to regulatory approvals as per the regulatory status of each entity.

10.	Confidentiality/ Exclusive Dealings:

The parties shall keep the existence of this LOI and its terms confidential, except as required by law. They shall not disclose the same to any third party except to investors, consultants, accountants, lawyers, business advisers, and financing sources necessary to evaluate or consummate the proposed transaction contemplated hereby, to the extent that such third parties also agree to keep such information confidential except to the extent required by law.

For 90 days from the execution of this LOI, none of FDCT, their respective boards of directors or, other governing bodies, or their attorneys or agents shall negotiate with other parties concerning the matters that are the subject of this LOI.

11.	Fees and Costs

Each party hereto shall bear its costs and expenses, including legal fees, consulting fees, and travel expenses, incurred in connection with the transactions contemplated hereby.

12.	Termination

The parties shall use commercially reasonable efforts to agree on and enter into the Definitive Agreement. Either party may terminate this LOI and the negotiations concerning the transactions contemplated hereby by providing written notice to the other party if the parties have not entered into the Definitive Agreements on or before October 31, 2023. This LOI shall terminate on the execution of the Definitive Agreements. Except for Sections 8 (Confidentiality/Exclusive Dealings) and 9 (Fees and Costs) and Section 10, this LOI is not intended to (and will not) be a binding agreement or offer, and this LOI will not give rise to any right or obligation based on any legal or equitable theory (including any right to continue negotiations or to negotiate in good faith). If any party brings an action to interpret or enforce this LOI or for damages for any breach of this LOI, the prevailing party in any such action shall be entitled to reasonable attorneys’ fees and court costs in addition to all other recovery, damages, and costs.

[SIGNATURE PAGE TO FOLLOW]

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Please execute this LOI in the space provided to evidence your agreement to its terms. If this LOI is not fully executed and delivered by September 30, 2023, it will be of no force or effect. This LOI may be executed in counterparts, each of which shall be deemed an original, but all shall constitute one instrument. Delivery of an executed counterpart of a signature page to this LOI by facsimile shall be as effective as delivery of a manually executed counterpart of this LOI.

On behalf of Alchemy Markets DMCC, Alchemy Prime Ltd., and Alchemy Markets Ltd.:

/s/ Gope S. Kundnani
Gope S. Kundnani
Director

On behalf of FDCTech, Inc.

/s/ Mitchell M. Eaglstein
Mitchell M. Eaglstein
Director, CEO

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